UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2025

BROADSTONE NET LEASE, INC.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-39529	26-1516177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive Suite 300
Victor, New York		14564
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 585 287-6500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00025 par value	BNL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 13, 2025, each of Denise Brooks-Williams and Shekar Narasimhan informed Broadstone Net Lease, Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) that they would not stand for re-election as directors of the Company and that the decision not to stand for re-election did not involve any disagreement with the Company. Ms. Brooks-Williams’s term and Mr. Narasimhan’s term will end at the conclusion of the Company's 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). Mr. Narasimhan has been a member of the board of directors (the “Board”) since the Company’s inception in October 2007 and currently serves as a member of the Nominating & Corporate Governance Committee. Ms. Brooks-Williams has been a member of the Board since May 2021 and currently serves as a member of the Nominating & Corporate Governance Committee.

(d) On February 13, 2025, the Board appointed Richard Imperiale and Joseph Saffire as directors of the Company, effective as of the same day, to serve until the 2025 Annual Meeting.

Mr. Imperiale founded Uniplan Investment Counsel, Inc. (“Uniplan”) in 1984 and is currently its Chief Investment Officer, the Chairman of its Investment Policy Committee, and a member of its Compliance Committee. Uniplan is a boutique investment firm that manages a variety of portfolios primarily for clients in the United States. Mr. Imperiale has also served as the lead portfolio manager for Uniplan’s REIT Strategy since its launch in 1988. Prior to founding Uniplan, Mr. Imperiale was a Corporate Credit Analyst with B.C. Ziegler and Company and a Credit Analyst at First Wisconsin Bank (now U.S. Bank). Mr. Imperiale holds a Master of Business Administration and a Bachelor of Science in Finance from Marquette University.

Mr. Saffire served as the Chief Executive Officer and as a director for Life Storage, Inc. (“Life Storage”), formerly the third-largest public storage business in the country, from March 2019 through July 2023, when Life Storage merged into Extra Space Storage Inc. (NYSE: EXR) (“Extra Space”). Mr. Saffire has served as a board member of Extra Space since July 2023. From 2017 to March 2019, Mr. Saffire served as the Chief Investment Officer of Life Storage. Prior to joining Life Storage, Mr. Saffire served as the Executive Vice President and Head of Commercial Banking for First Niagara Bank. Mr. Saffire also served as the Executive Vice President and Head of Global Banking for Europe, the Middle East, and Africa for Wells Fargo Bank from 2012 to 2014 and the Chief Operating Officer and Head of International Corporate and Commercial Banking in Germany for HSBC Bank from 2010 to 2012. Mr. Saffire holds a Master of Business Administration in Finance and International Management from the University at Buffalo and a Bachelor of Science in Finance from Boston College.

Each of Messrs. Imperiale and Saffire will receive compensation for their service as non-employee directors of the Board pursuant to the Company’s non-employee director compensation program described in the Company’s Proxy Statement for its 2024 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 22, 2024, in the section entitled “Director Compensation Program for 2024,” which information is incorporated herein by reference. In addition, the Company will enter into its standard form of indemnification agreement with Messrs. Imperiale and Saffire.

The Board determined that Messrs. Imperiale and Saffire are each “independent” as defined under the listing standards of the New York Stock Exchange and the Company’s corporate governance guidelines. There are no family relationships between Messrs. Imperiale or Saffire and any director or executive officer of the Company, there are no arrangements or understandings between Messrs. Imperiale or Saffire and any other persons or entities pursuant to which Messrs. Imperiale or Saffire were appointed as directors of the Company, and there are no transactions involving Messrs. Imperiale or Saffire, on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K.

In connection with the appointments of Messrs. Imperiale and Saffire, the Board increased its size from 9 to 11 directors. The Board intends to decrease its size from 11 to 9 directors following the departures of Ms. Brooks-Williams and Mr. Narasimhan at the conclusion of the 2025 Annual Meeting.

Item 7.01 Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

The information set forth in this item 7.01 and in the attached Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated February 18, 2025

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSTONE NET LEASE, INC.

Date:	February 18, 2025	By:	/s/ John D. Callan, Jr.
Name: John D. Callan, Jr. Title: Senior Vice President, General Counsel and Secretary